Exhibit 99.1
NEWS RELEASE
Natural Resource Partners L.P.
Reports Record Second Quarter Revenues
And Increases Guidance
Second Quarter 2010 Highlights:
•	Distributable cash flow of $63.8 million, up 30% from 2Q09

•	Record revenues of $79.6 million, up 34% from 2Q09

•	Net income attributable to the limited partners of $28.1 million, up 484% from 2Q09

•	Net income per unit of $0.38, up 443% from 2Q09

•	Distribution of $0.54 per unit

•	Year-to-date metallurgical coal accounts for 33% of coal production and 40% of coal royalty revenues
HOUSTON, August 4, 2010 — Natural Resource Partners L.P. (NYSE:NRP) today reported that improved coal markets led to record revenues and significantly higher second quarter 2010 results. Distributable cash flow, a non-GAAP measure, increased 30% over the second quarter of 2009 to $63.8 million. Net income attributable to the limited partners of $28.1 million increased $23.3 million or 484% over the same period last year. Net income per unit increased significantly to $0.38 from the $0.07 per unit reported for the second quarter 2009. Adjusting for a one-time write-off in 2009, net income attributable to limited partners increased $15.2 million and net income per unit in 2010 doubled that of 2009. Reconciliations of distributable cash flow to GAAP and adjusted net income per unit are provided in the tables at the end of the release.
“NRP’s financial performance improved for both the quarter and the first half, as prices realized by our lessees for both metallurgical and steam coal were higher than those experienced since the start of this recession. As a result of the higher prices, revenues and coal royalty realizations per ton were at record levels for the second quarter,” said Nick Carter, President and Chief Operating Officer. “The metallurgical coal market is much stronger than a year ago and has stabilized at relatively high levels and the steam coal market is improving fairly significantly. The cold winter and the hot summer weather experienced so far in the coal consuming regions of the country have led to lower stockpiles at the utilities and increasing demand.”

NRP Reports 2Q10 Record Revenues and Increases Guidance	Page 2 of 11

Highlights	Three	Three		Six	Six
	Months	Months	%	Months	Months	%
	Ended	Ended	Change	Ended	Ended	Change
	June 30,	June 30,	Three	June 30,	June 30,	Six
	2010	2009	Months	2010	2009	Months
	(in thousands except per unit, per ton and %)
Revenues
Total revenues:	$79,587	$59,487	34%	$143,106	$126,220	13%
Coal production:	11,767	11,784	—	22,569	24,266	(7%)
Coal royalty revenues:	$57,832	$46,380	25%	$104,993	$98,987	6%
Average coal royalty revenue per ton:	$4.91	$3.94	25%	$4.65	$4.08	14%
Revenues other than coal royalties	$21,755	$13,107	66%	$38,113	$27,233	40%

Net income
Net income to limited partners:	$28,054	$4,804	484%	$44,918	$26,402	70%
Net income per unit:	$0.38	$0.07	443%	$0.63	$0.40	58%
Average units outstanding:	74,028	66,946	11%	71,752	65,924	9%

Distributable cash flow:	$63,792	$49,068	30%	$97,614	$84,561	15%
Revenues
Second Quarter
NRP reported record quarterly revenues for the second quarter 2010 of $79.6 million, a $20.1 million increase, or 34%, over the second quarter 2009 mainly due to increases in the realized prices for coal. While production in the second quarter was virtually flat with that of last year’s second quarter, average coal royalty revenue per ton increased 25% over the same quarter last year to a record $4.91. NRP’s lessees realized higher prices for both steam and metallurgical coal in the second quarter.
Revenues other than coal royalties increased 66%, or approximately $8.6 million, from the second quarter last year mainly due to:
•	increased throughput on the coal processing and transportation assets generating an $847 thousand increase in fees;

•	an increase of approximately $1.1 million in oil and gas royalties mainly due to the new venture with International Paper;

•	a $3.1 million quarterly non-recoupable minimum recognized as income for each quarter of 2010, which after this year, will only be recognized as revenues when recouped through production;

•	$1.8 million from additional production on override royalty properties; and

•	a $1.9 million payment for granting a right-of-way easement in the second quarter 2010.

NRP Reports 2Q10 Record Revenues and Increases Guidance	Page 3 of 11
Six Months
The improvements seen in the second quarter are reflected in the six month numbers. The increases in realized prices for coal more than offset the slight decline in production for the six month period. Metallurgical coal accounted for 33% of NRP’s production and 40% of its coal royalty revenues for the first six months of 2010.
Operating Expenses
Second Quarter
NRP incurred total operating costs and expenses of $27.6 million in the second quarter of 2010, down by $4.2 million or 13% mainly due to lower depreciation, depletion and amortization expense realized in the second quarter of 2010 versus the second quarter 2009. In addition, the second quarter of 2009 included a one-time write-off of $8.2 million associated with a closed mine. Second quarter 2010 general and administrative expenses also included $1.2 million for costs associated with the formation of the venture with International Paper.
Six Months
Operating costs for the first six months of 2010, net of depreciation, depletion and amortization, were virtually flat with that of the prior year first six months.
Net income
Second Quarter
Net income to the limited partners increased significantly to $28.1 million in the second quarter 2010 over the second quarter 2009 of $4.8 million. Net income per unit increased to $0.38 per unit even though there was an 11% increase in the average number of units outstanding in the second quarter 2010 versus the same period last year. Excluding the write-off of a mine in the second quarter of 2009, earnings per unit for the second quarter of 2009 would have been $0.19, resulting in the second quarter 2010 earnings doubling over that of 2009.
Distributable cash flow
Second Quarter
Distributable cash flow increased $14.7 million, or 30% over the second quarter of 2009, to $63.8 million in the second quarter of 2010 due to the improved revenues period over period.
Second Quarter 2010 compared to First Quarter 2010

	2Q10	1Q10	% Change
	(in thousands, except per ton
	and per unit)
Total revenues:	$79,587	$63,519	25%
Coal production:	11,767	10,802	9%
Coal royalty revenues:	$57,832	$47,161	23%
Average coal royalty revenue per ton:	$4.91	$4.37	12%
Revenues other than coal royalty:	$21,755	$16,358	33%
Net income to limited partners:	$28,054	$16,864	66%
Net income per unit:	$0.38	$0.24	58%
Average units outstanding:	74,028	69,451	7%
Distributable cash flow:	$63,792	$33,822	89%

NRP Reports 2Q10 Record Revenues and Increases Guidance	Page 4 of 11
Revenues
Total revenues for the second quarter 2010 improved 25% over the first quarter 2010, to a record $79.6 million, mainly due to improvements in coal royalty revenues. Coal production increased 9% while average coal royalty revenue per ton increased 12% to a record of $4.91. NRP experienced increased production in all regions except the Northern Powder River Basin. The largest increases occurred in Central Appalachia and the Illinois Basin where production increased approximately 600 thousand tons in each region. Increased shipments in Central Appalachia were equally split between metallurgical and steam coal production as the markets began to improve. The increase in the Illinois Basin was due to improved production following a longwall move that occurred predominantly in the first quarter. Revenues other than coal royalty increased $5.4 million primarily due to increased throughput on the coal processing and transportation assets accounting for a $2.3 million increase, approximately $900 thousand from the one month of the new joint venture and $1.9 million from the right of way easement discussed earlier. Aggregate royalties were basically flat for the two periods but a negative accrual adjustment for the aggregates bonus received with respect to the 2009 performance of the DuPont Washington property caused the reduction in the total.
Operating Expenses
Operating expenses for the second quarter of 2010 were comparable with the first quarter except for depreciation, depletion and amortization, which included increased amortization of certain intangibles due to increased production for the second quarter and changes in estimate on our contract amortization.
Net income
Net income to the limited partners increased 66% in the second quarter to $28.1 million, reflecting the improved production and the pricing experienced in the coal industry this quarter, while per unit increased slightly less than net income on a percentage basis, due to the additional units issued in early April.
Distributable cash flow
Distributable cash flow increased 89% this quarter to $63.8 million from last quarter due to the improvements in revenues as well as increased minimums received this quarter.
Current Market
The coal markets have improved significantly over the last six months. Metallurgical coal prices increased substantially in the first half of the year and have now stabilized at prices approximately twice that of a year ago. In addition, the steam coal stockpiles at utilities are significantly lower than six to nine months ago. The weather over the last nine months in the coal producing region has contributed significantly to the lowering of these stockpiles. Demand for steam coal has been increasing domestically and, while the growth in demand for metallurgical coal has slowed somewhat recently, it has improved

NRP Reports 2Q10 Record Revenues and Increases Guidance	Page 5 of 11
significantly over the last year. Utilizations at steel mills have improved domestically and there has been strong demand globally.
Guidance — Update

	Revised			Original
	2010 Guidance			2010 Guidance
	(Range)			(Range)
Coal royalty revenues	$195.0	—	$210.0	$175.0	—	$205.0
Coal production(mm tons)	42.0	—	48.0	41.0	—	50.0
Total revenues	$265.0	—	$295.0	$235.0	—	$285.0

Distributable cash flow(1)	$190.0	—	$210.0	$150.0	—	$185.0
Net income per unit	$1.00	—	$1.20	$0.75	—	$1.25

(1)	Estimated distributable cash flow includes $37.1 million for minimums received in 2010 that have not been recognized as revenue.
NRP is narrowing the ranges and increasing its guidance for the remainder of the year due to the record revenues experienced in the first half of 2010. While NRP has modestly reduced its production forecast for the second half, improved pricing for metallurgical as well as steam coal has allowed it to increase all other guidance.
Metallurgical coal accounts for 37% of total coal royalty revenues and 32% of production for the revised forecast.
Acquisitions and Liquidity
As previously announced, early in the second quarter 2010 NRP issued 4,576,700 units generating $112.5 million in proceeds, $74 million of which was used to repay the outstanding balance on the credit facility at that time and the remainder was used to fund acquisitions in the second quarter.
During the second quarter, NRP completed four acquisitions totaling $72.7 million, $66.5 million of which was funded during the quarter. An additional $2.7 million has been paid since the end of the quarter and another $3.5 million will be paid before year-end. The largest of these acquisitions was the $42.5 million invested in the new venture with International Paper that will own, manage and develop the more than 7 million mineral acres formerly owned by International Paper. The remaining three acquisitions included aggregate properties in California and Georgia and the construction of a limestone processing facility in Indiana for a combined purchase price of $30.2 million.
“With the equity offering completed at the beginning of the second quarter, the $265 million that we have available on our credit facility, the $78 million in cash at the end of the second quarter, and the improvements in the coal markets, NRP believes it has the capital available to fund its committed capital obligations and maintain its distribution at the current level through the remainder of 2010,” said Dwight Dunlap, Chief Financial Officer.

NRP Reports 2Q10 Record Revenues and Increases Guidance	Page 6 of 11
Distributions
As reported on July 21, the Board of Directors of NRP’s general partner declared a quarterly distribution of $0.54 per unit, unchanged from the first quarter 2010.
Company Profile
Natural Resource Partners L.P. is a master limited partnership headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is principally engaged in the business of owning and managing mineral reserve properties. NRP primarily owns coal, aggregate and oil and gas reserves across the United States that generate royalty income for the partnership.
For additional information, please contact Kathy H. Roberts at 713-751-7555 or kroberts@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.
Disclosure of Non-GAAP Financial Measures
Distributable cash flow represents cash flow from operations less actual principal payments and cash reserves set aside for scheduled principal payments on the senior notes. Distributable cash flow is a “non-GAAP financial measure” that is presented because management believes it is a useful adjunct to net cash provided by operating activities under GAAP. Distributable cash flow is a significant liquidity metric that is an indicator of NRP’s ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to its partners. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly traded partnerships. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities. A reconciliation of distributable cash flow to net cash provided by operating activities is included in the tables attached to this release. Distributable cash flow may not be calculated the same for NRP as other companies.
Forward-Looking Statements
This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements include the current coal market conditions and borrowing capacity. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

10-15	-Financial statements follow-

NRP Reports 2Q10 Record Revenues and Increases Guidance	Page 7 of 11
Natural Resource Partners L.P.
Operating Statistics
(In thousands except per ton data)

	Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Coal Royalties:
Coal royalty revenues:
Appalachia
Northern	$4,924	$2,890	$9,340	$5,933
Central	38,526	30,308	70,334	68,186
Southern	6,074	4,809	10,275	9,906

Total Appalachia	$49,524	$38,007	$89,949	$84,025
Illinois Basin	6,819	6,570	11,029	10,821
Northern Powder River Basin	1,489	1,803	4,015	4,141

Total	$57,832	$46,380	$104,993	$98,987

Coal royalty production (tons):
Appalachia
Northern	1,251	967	2,498	2,066
Central	6,971	6,989	13,367	14,978
Southern	833	798	1,534	1,639

Total Appalachia	9,055	8,754	17,399	18,683
Illinois Basin	1,751	1,956	2,898	3,282
Northern Powder River Basin	961	1,074	2,272	2,301

Total	11,767	11,784	22,569	24,266

Average royalty revenue per ton:
Appalachia
Northern	$3.94	$2.99	$3.74	$2.87
Central	5.53	4.34	5.26	4.55
Southern	7.29	6.03	6.70	6.04
Total Appalachia	5.47	4.34	5.17	4.50
Illinois Basin	3.89	3.36	3.81	3.30
Northern Powder River Basin	1.55	1.68	1.77	1.80

Combined average royalty revenue per ton	$4.91	$3.94	$4.65	$4.08

Aggregates:
Royalty revenues	$1,064	$1,047	$1,880	$1,977
Aggregate royalty bonus	$(714)	$300	$(639)	$1,020
Production:	778	791	1,383	1,481
Average base royalty per ton:	$1.37	$1.32	$1.36	$1.33

NRP Reports 2Q10 Record Revenues and Increases Guidance	Page 8 of 11
Natural Resource Partners L.P.
Consolidated Statements of Income
(In thousands, except per unit data)

	Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Revenues:
Coal royalties	$57,832	$46,380	$104,993	$98,987
Aggregate royalties	350	1,347	1,241	2,997
Coal processing fees	2,693	2,400	4,337	4,300
Transportation fees	4,043	3,489	6,818	5,585
Oil and gas royalties	2,087	953	3,186	2,446
Property taxes	2,782	2,514	5,433	5,725
Minimums recognized as revenue	3,418	67	6,792	290
Override royalties	3,157	1,336	6,124	3,884
Other	3,225	1,001	4,182	2,006

Total revenues	79,587	59,487	143,106	126,220
Operating costs and expenses:
Depreciation, depletion and amortization	16,485	21,996	27,853	35,074
General and administrative	6,794	5,834	13,342	13,340
Property, franchise and other taxes	3,498	3,151	7,232	7,126
Transportation costs	557	473	822	741
Coal royalty and override payments	301	372	993	861

Total operating costs and expenses	27,635	31,826	50,242	57,142

Income from operations	51,952	27,661	92,864	69,078
Other income (expense)
Interest expense	(10,346)	(10,675)	(21,075)	(18,754)
Interest income	4	96	12	178

Income before non-controlling interest	41,610	17,082	71,801	50,502

Non-controlling interest	—	—	—	—

Net income	$41,610	$17,082	$71,801	$50,502

Net income attributable to:
General partner	$573	$98	$917	$539

Holders of incentive distribution rights	$12,983	$12,180	$25,966	$23,561

Limited partners	$28,054	$4,804	$44,918	$26,402

Basic and diluted net income per limited partner unit:	$0.38	$0.07	$0.63	$0.40

Weighted average number of units outstanding:	74,028	66,946	71,752	65,924

NRP Reports 2Q10 Record Revenues and Increases Guidance	Page 9 of 11
Natural Resource Partners L.P.
Statements of Cash Flows
(In thousands)

	Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Cash flows from operating activities:
Net income	$41,610	$17,082	$71,801	$50,502
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	16,485	21,996	27,853	35,074
Non-cash interest charge, net	141	128	291	1,010
Loss from disposition of assets	—	—	—	—
Change in operating assets and liabilities:
Accounts receivable	(2,966)	5,328	(5,085)	1,865
Other assets	(101)	—	119	267
Accounts payable and accrued liabilities	331	148	98	(247)
Accrued interest	6,814	7,054	(322)	3,909
Deferred revenue	7,628	2,798	20,641	8,310
Accrued incentive plan expenses	1,181	2,034	(1,340)	1,568
Property, franchise and other taxes payable	549	559	(503)	(1,579)

Net cash provided by operating activities	71,672	57,127	113,553	100,679

Cash flows from investing activities:
Acquisition of land, coal and other mineral rights	(64,261)	—	(110,411)	(95,641)
Acquisition or construction of plant and equipment	(2,102)	—	(2,102)	(1,157)

Net cash used in investing activities	(66,363)	—	(112,513)	(96,798)

Cash flows from financing activities:
Proceeds from loans	35,000	—	81,000	303,000
Proceeds from issuance of units	110,436	—	110,436	—
Capital contribution by general partner	2,350	—	2,350	—
Deferred financing costs	—	—	—	(661)
Repayments of loans	(83,350)	(9,350)	(98,542)	(160,542)
Retirement of obligation related to acquisitions	—	(20,000)	(2,969)	(60,000)
Costs associated with issuance of units	(152)	(21)	(152)	(21)
Distributions to partners	(54,039)	(47,370)	(97,387)	(94,090)

Net cash (used in) provided by financing activities	10,245	(76,741)	(5,264)	(12,314)

Net increase or (decrease) in cash and cash equivalents	15,554	(19,614)	(4,224)	(8,433)
Cash and cash equivalents at beginning of period	62,856	101,109	82,634	89,928

Cash and cash equivalents at end of period	$78,410	$81,495	$78,410	$81,495

SUPPLEMENTAL INFORMATION:
Cash paid during the period for interest	$3,370	$3,480	$21,070	$13,760

Non-cash investing activities:
Mineral rights to be received	$13,249	$—	$13,249	$—
Liability assumed in acquisitions	—	1,170	—	1,170
Equity issued for acquisitions	—	95,910	—	95,910
Non-controlling interest	(7,355)	—	(7,355)	—
Non-cash financing activities:	$1,723	$—	$6,200	$59,220
Obligation related to purchase of reserves and infrastructure

NRP Reports 2Q10 Record Revenues and Increases Guidance	Page 10 of 11
Natural Resource Partners L.P.
Consolidated Balance Sheets
(In thousands, except for unit information)
ASSETS

	June 30,	December 31,
	2010	2009
	(unaudited)
Current assets:
Cash and cash equivalents	$78,410	$82,634
Accounts receivable, net of allowance for doubtful accounts	29,144	27,141
Accounts receivable — affiliate	7,424	4,342
Other	498	930

Total current assets	115,476	115,047
Land	24,343	24,343
Plant and equipment, net	62,295	64,351
Coal and other mineral rights, net	1,251,551	1,151,835
Intangible assets	165,072	164,554
Loan financing costs, net	2,663	2,891
Other assets, net	882	569

Total assets	$1,622,282	$1,523,590

LIABILITIES AND PARTNERS’ CAPITAL

Current liabilities:
Accounts payable and accrued liabilities	$944	$914
Accounts payable — affiliates	247	179
Obligation related to acquisitions	6,200	2,969
Current portion of long-term debt	31,518	32,235
Accrued incentive plan expenses — current portion	4,209	4,627
Property, franchise and other taxes payable	5,661	6,164
Accrued interest	9,978	10,300

Total current liabilities	58,757	57,388
Deferred revenue	87,659	67,018
Accrued incentive plan expenses	6,449	7,371
Long-term debt	609,762	626,587
Partners’ capital:
Common units (74,027,836 in 2010, 69,451,136 in 2009)	825,160	747,437
General partner’s interest	14,728	13,409
Holders of incentive distribution rights	12,983	4,977
Non-controlling interest	7,355	—
Accumulated other comprehensive loss	(571)	(597)

Total partners’ capital	859,655	765,226

Total liabilities and partners’ capital	$1,622,282	$1,523,590

NRP Reports 2Q10 Record Revenues and Increases Guidance	Page 11 of 11
Natural Resource Partners L.P.
Reconciliation of GAAP Financial Measurements
to Non-GAAP Financial Measurements
(In thousands)
Reconciliation of GAAP “Net cash provided by operating activities"
To Non-GAAP “Distributable cash flow"

	Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Net cash provided by operating activities	$71,672	$57,127	$113,553	$100,679
Less scheduled principal payments	(9,350)	(9,350)	(24,542)	(9,542)
Less reserves for future principal payments	(7,880)	(8,059)	(15,939)	(16,118)
Add reserves used for scheduled principal payments	9,350	9,350	24,542	9,542

Distributable cash flow	$63,792	$49,068	$97,614	$84,561

Reconciliation of GAAP “Net income attributable to the limited partners”
To Non-GAAP “Adjusted net income attributable to the limited partners”

	Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Non-GAAP
GAAP net income	$41,610	$17,082	$71,801	$50,502
Add write-off of property due to mine closure	—	8,195	—	8,195

Adjusted net income	$41,610	$25,277	$71,801	$58,697

Adjusted net income attributable to:
General partner	$573	$262	$917	$703

Holders of incentive distribution rights:	$12,983	$12,180	$25,966	$23,561

Limited partners	$28,054	$12,835	$44,918	$34,433

Adjusted basic and diluted net income per limited partner unit	$0.38	$0.19	$0.63	$0.52

Weighted average number of units outstanding:	74,028	66,946	71,752	65,924

-end-